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                                                                   EXHIBIT 11
                                    KEYCORP
                  COMPUTATION OF NET INCOME PER COMMON SHARE
               (dollars in thousands, except per share amounts)

                                                          THREE MONTHS ENDED MARCH 31,
                                                       ---------------------------------
                                                           1994                  1993
                                                       -----------           -----------
    NET INCOME APPLICABLE TO COMMON SHARES
        Net income                                        $208,637              $189,874
        Less: Preferred dividend requirements                4,000                 5,489
                                                       -----------           -----------
        Net income applicable to Common Shares            $204,637              $184,385
                                                       ===========           ===========

    NET INCOME PER COMMON SHARE
        Weighted average Common Shares outstanding     241,925,802           237,925,676
                                                       ===========           ===========
        Net income applicable to Common Shares            $204,637              $184,385
                                                       ===========           ===========
        Net income per Common Share                          $0.85                 $0.77
                                                       ===========           ===========

    NET INCOME PER COMMON SHARE -- PRIMARY
        Weighted average Common Shares outstanding     241,925,802           237,925,676
        Dilutive common stock options                    2,355,939             1,898,854
                                                       -----------           -----------
        Weighted average Common Shares and Common Share
            equivalents outstanding                    244,281,741           239,824,530
                                                       ===========           ===========
        Net income applicable to Common Shares            $204,637              $184,385
                                                       ===========           ===========
        Net income per Common Share                          $0.84                 $0.77
                                                       ===========           ===========


    NET INCOME PER COMMON SHARE -- FULLY DILUTED
        Weighted average Common Shares outstanding     241,925,802           237,925,676
        Dilutive common stock options                    2,357,998             2,255,306
                                                       -----------           -----------
        Weighted average Common Shares and Common Share
            equivalents outstanding                    244,283,800           240,180,982
                                                       ===========           ===========
        Net income applicable to Common Shares            $204,637              $184,385
                                                       ===========           ===========
        Net income per Common Share                          $0.84                 $0.77
                                                       ===========           ===========

FN>

    DILUTIVE COMMON STOCK OPTIONS ARE BASED ON THE TREASURY STOCK METHOD USING AVERAGE MARKET PRICE IN COMPUTING NET INCOME PER COMMON SHARE -- PRIMARY, AND THE HIGHER OF PERIOD-END MARKET PRICE OR AVERAGE MARKET PRICE IN COMPUTING NET INCOME PER COMMON SHARE -- FULLY DILUTED.

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